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                                                                    EXHIBIT 99.0

               SHELDAHL INC. REPORTS SECOND QUARTER 2001 EARNINGS

       RESULTS OF RECENT COMPANY RESTRUCTURING APPARENT IN SECOND QUARTER

NORTHFIELD, MINNESOTA - August 13, 2001 - Sheldahl, Inc. (NASDAQ: SHEL) today announced results for the second quarter ending June 29, 2001.

         The company's net sales for the period were $30.1 million, an improvement of $1.7 million, or six percent over first quarter 2001 sales. Earnings before income taxes and depreciation and mortization (EBITDA) showed a loss of $3.2 million in the second quarter, an improvement of $4 million, or 55 percent versus the EBITDA loss of $7.2 million in the first quarter. The company said the improvement is primarily a result of a restructuring initiated in March of this year, as well as strengthening demand in the automotive industry.

         "Sheldahl has made substantial progress on its plan to return the business to profitability," said Donald R. Friedman, President and CEO of Sheldahl. "The results of our recent company-wide restructuring are evident in this quarter's earnings. We have upgraded the manufacturing capabilities in our Longmont facility, and anticipate a positive cash flow in the fourth quarter. We are encouraged by the company's overall progress."

         Comparing the merged Sheldahl and International Flex Technologies on a pro-forma basis, the net sales decreased by $9.3 million, or 23.6 percent as compared to the same period last year. Loss per share for the quarter was $0.32 as compared to a pro-forma loss of $0.42 for the same period last year, which represents a 28.6 percent improvement year over year.

         The company also announced that Morgenthaler Partners and Molex Incorporated, both investors in the company, have agreed to provide $3 million in additional subordinated debt financing. This financing will provide Sheldahl additional funds to complete the restructuring plans, including the sale of its technical materials business.



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         "We have made substantial progress toward the completion of the sale of the technical materials business," said Friedman. "This sale will further strengthen the company's balance sheet by eliminating a substantial amount of debt."

ABOUT SHELDAHL

Sheldahl, Inc. is a leading producer of high-density substrates, high quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield Minnesota, has operations in Northfield; Longmont, Colorado; Endicott, NY; Britton, South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Sheldahl's Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the Symbol: SHEL. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com.


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CONTACT:
Matt West
Coltrin & Associates
630-852-6468
630-430-6051 (cell)
or
Troy McCombs
Coltrin & Associates
212-221-1616

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors. Information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including Sheldahl's Annual Report, Form 10-K for the fiscal year ended December 29, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.